Exhibit 5.1

April 11, 2018

Board of Directors

Focus Universal Inc.

20511 East Walnut Drive North

Walnut, CA 91789

(626) 272-3883

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Focus Universal Inc. (the “Company”) in connection with the filing by the Company of an amendment to the Registration Statement on Form S-1, as may be amended from time to time (the “Amendment”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the issuance and sale of up to 16,904,706 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”).

As the special counsel to the Company in connection with the Registration Statement, we have examined the actions taken by the Company in connection with the respective grants and the authorization of the issuance of the Shares and such other documents as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that (i) the Shares have been duly authorized, and when issued will be validly issued, fully paid, and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Sincerely,

/s/ WILSON & OSKAM, LLP